UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

STRATEGIC REALTY TRUST, INC.

(Name of the Registrant as Specified In Its Charter)

DIANNE COSTA

JEROME HAGLEY

MICHAEL KARAS

MARSHALL KARR

TODD SPITZER

ANTHONY THOMPSON

TINA ALDATZ

BERNECE DAVIS

ROBERT HOH

JAMES RONALD KING SR.

DAVID LARSEN

JOHN SKEFFINGTON

MARC SLAVNY

SHARON THOMPSON

CENTAURUS FINANCIAL INC.

THOMPSON NATIONAL PROPERTIES, LLC

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This filing contains a press release sent by the SRT Shareholders Coalition on October 21, 2013.

FOR IMMEDIATE RELEASE

Monday, October 21, 2013
Contact: Michael Tootle, 800-401-7905, info@srtshareholderscoalition.org

SRT Shareholders Coalition Achieves

Victory for Investors

Troubled Board Admits Failure Just Days After Shareholders Call For More Transparency

(Anaheim, CA) --- Today, the SRT Shareholders Coalition announced an important milestone in its efforts to put the Strategic Realty Trust, Inc. (SRT) back on track.  On Friday, October 11, 2013, a national broad-based coalition of SRT shareholders filed a Preliminary Proxy Statement with the U.S. Securities & Exchange Commission to solicit shareholder consent to call for a long overdue shareholders meeting.  The group called for the removal of current board members and an election to replace them with new directors that the Coalition believes are qualified and independent.  Just days later, the current board rushed to call for a shareholders meeting that would take place almost a year and half after the last annual meeting, a period of time in which the “Special Committee” of the current board has operated mostly behind closed doors.

“After more than a year of the ‘Special Committee’ operating almost entirely in secrecy, I believe that the current SRT board was only willing to call a shareholders meeting once they felt pressure from shareholders.  We must move forward with an election and install new independent directors who will improve the accountability, competence and authentic shareholder representation back to the SRT. For the sake of investors, we must put this real estate investment trust on a successful trajectory once again,” said Marshall Karr, an independent director nominee and managing partner of Karr Commercial, LLC, who is a Certified Property Manager with more than 30 years of experience in the Real Estate and Construction business managing residential, commercial and retail properties.

“SRT shareholders have the opportunity to elect a new board of directors who will embrace the value of transparency and the goal of protecting the shareholders’ investment. A first start is a commitment to regularly scheduled and open shareholders meetings so that investors can see the business of the board and ask questions.  I am proud to join a team of qualified, fiercely independent director nominees whom I am confident will improve SRT’s governance,” said independent director nominee Todd Spitzer, a business attorney and an elected Supervisor for the County of Orange, California, recently elected to a third term representing over 600,000 constituents and managing nearly $5 billion in America’s 5th largest county.

About SRT Shareholders Coalition

The SRT Shareholders Coalition is a group of investors overwhelmingly supportive of installing a new Board of Directors who bring the independent leadership, industry experience and stakeholder perspective needed to protect the investments made by shareholders in SRT.  Co-chairs of the SRT Shareholders Coalition include major shareholders Tina Aldatz, Bernece B. Davis, Ron King, David T. Larsen, MD, John Skeffington, Marc Slavny, Sharon Thompson, and Robert Hoh. For more information regarding the coalition and the independent team of director candidates please visit http://www.protectourinvestment.org.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

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Important Additional Information Regarding the Solicitation

This press release is not a solicitation of proxies, consents or requests, and stockholders are not being asked to provide proxies, consents or requests to the SRT Shareholders Coalition (the “Coalition”) at this time. Any solicitation of proxies, consents or requests will only be pursuant to a proxy statement and other proxy materials to be filed with the Securities and Exchange Commission (the “SEC”) at a later date.

In connection with its solicitation of written requests (the “solicitation”) to demand a special meeting of stockholders of SRT, the Coalition has filed a preliminary solicitation statement with the SEC to solicit written requests from stockholders of the Company to demand a special meeting of SRT stockholders. Investors and security holders are urged to read the preliminary solicitation statement in its entirety, and the definitive solicitation statement and other relevant documents when they become available, because they will contain important information regarding the solicitation. The preliminary and definitive solicitation statement and all other relevant documents will be available, free of charge, on the SEC’s website at www.sec.gov.

The following persons are participants in connection with the solicitation:  Dianne Costa, Jerome Hagley, Michael Karas, Marshall Karr, Todd Spitzer, Anthony Thompson, Tina Aldatz, Bernece Davis, Robert Hoh, James Ronald King Sr., David Larsen, John Skeffington, Marc Slavny, Sharon Thompson, Centaurus Financial Inc. and Thompson National Properties, LLC.  Information regarding the participants in the solicitation and a description of their direct and indirect interests, by security holdings or otherwise, to the extent applicable, is available in the preliminary solicitation statement filed with the SEC on October 11, 2013.